IGLER AND PEARLMAN, P.A.

February 14, 2022

Board of Directors
BayFirst Financial Corp.
700 Central Avenue
St Petersburg, Florida    33701

Re: Registration Statement on Form S-8

Members of the Board:

We have acted as counsel to BayFirst Financial Corp., a Florida corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of 622,753 shares of common stock, no par value, (the “Shares”) pursuant to a post-effective amendment #1 to registration statement on Form S-8 (Registration No. 333-261064) (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission on February 14, 2022. The Registration Statement relates to the issuance and sale of the Shares under the Company’s 2017 Equity Incentive Plan and Amended and Restated Non-Qualified Stock Purchase Plan (the “Plans”).

For purposes of providing the opinions contained herein, we have reviewed the Registration Statement, the Plans, and the corporate proceedings of the Company with respect to the authorization of the issuance of the Shares. We have also examined originals or copies of such documents, corporate records, certificates of public officials, and other instruments and have conducted such other investigations of law and fact as we have deemed necessary or advisable for purposes of our opinion. In our examination, we have assumed, without verification, the genuineness of all signatures, the authenticity of all documents and instruments submitted to us as originals, and the conformity to the originals of all documents and instruments submitted to us as certified or conformed copies.

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

Based on and subject to the foregoing, and subject to the qualifications, assumptions and limitations stated herein, it is our opinion that when the Company receives payment for the Shares in accordance with the terms of the Plans, the Shares will be validly issued, fully paid, and nonassessable.

The opinions which we render herein are limited to those matters governed by the laws of the State of Florida, including all Florida statutes and all Florida court decisions that affect the interpretation of such laws, in each case as of the date hereof. Our opinions expressed herein are as of the date hereof, and we assume no obligation to revise or supplement the opinions rendered herein should such laws be changed by legislative or regulatory action, judicial decision, or otherwise. We express no opinion as to compliance with the “blue sky” laws of any jurisdiction and the opinions set forth herein are qualified in that respect.

This opinion letter is provided for use solely in connection with the transactions contemplated by the Registration Statement and may not be used, circulated, quoted, or otherwise relied on for any other purpose without our express written consent. No opinion may be implied or inferred beyond the opinion expressly stated in the numbered clauses above.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

                            Sincerely,

                            /s/ Igler and Pearlman, P.A.

                            Igler and Pearlman, P.A.